Exhibit 10.1

EXECUTIVE COMPENSATION PLAN

Plan Year 2006 January through September — Amended 2-16-06

Steve VanTassel

I.                                         Annual Base Salary:  $230,000

II.                                     Performance Incentive Bonus (IB): $75,000 for nine month period.  Your 2006 Incentive Bonus will be paid quarterly based on the following criteria:

100% of the Performance Incentive bonus is based on the achievement of the  operating profit targets for the Hospitality division of SoftBrands.

		Operating Profits	Payment Eligibility
Q2	(Jan — Mar 06)	2nd Quarter Target	33%
Q3	(Apr —Jun 06)	3rd Quarter Target	66%
Q4	(Jul — Sep 06)	Nine month Goal	100%

Performance Incentive Payments — An advance of 1/3 of your bonus will be paid quarterly based on the attainment of the operating profit metric.   Payments from prior quarters (Q2 and Q3) that were not achieved will be paid if the six or nine month targets are achieved.

Threshold for Operating Profit Goal — Hospitality must achieve 90% of the targeted quarterly revenue goal to be eligible for the bonus payments.  If Hospitality achieves 90% of the targeted goal, you will be eligible for 50% of your targeted incentive bonus.   For achievement of each percentage above 90%, you will receive an additional 5% of your target to a maximum of 100%.

III.                                 Should you leave the company for any reason; any bonus “not yet received” will be forfeited.